Independent Auditors' Consent

      We consent to the incorporation by reference in this Registration Statement of priceline.com Incorporated on Form S-8 of our report dated February 10, 1999, March 25, 1999 as to Note 12 and March 16, 1999 as to Note 13 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 13), appearing in priceline.com Incorporated's registration statement on Form S-1 (Registration No. 333-69657), as amended, and to the reference to Deloitte & Touche LLP under the heading "Experts" in the prospectus, which is part of this Registration Statement.


DELOITTE & TOUCHE LLP
Stamford, Connecticut
July 20, 1999